UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2025

X4 PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 North Beacon Street,	4th Floor
Boston,	Massachusetts	02134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code is (857) 529-8300

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XFOR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.
On October 23, 2025, X4 Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (“Underwriting Agreement”) with Leerink Partners LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC, as the representatives of the underwriters named therein (the “Underwriters”), to issue and sell 45,860,000 shares of the Company’s common stock at a public offering price of $2.90 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 700,000 shares of the Company’s common stock (the “Pre-Funded Warrants”) at a public offering price of $2.899 per share, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each Pre-Funded Warrant (the “Offering”). In addition, the Company has granted the Underwriters an option for a period of 30 days to purchase up to an additional 6,984,000 shares of its common stock at the public offering price, less the underwriting discounts and commissions, which the Underwriters exercised in full on October 24, 2025.

The Pre-Funded Warrants will be exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 19.99% by providing prior notice to the Company, provided that any increase will not be effective until the 61st day after such notice is delivered to the Company.

The net proceeds from the Offering are expected to be approximately $145.6 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses.

The securities described above were offered pursuant to a shelf registration statement (File No. 333-273961), which was declared effective on August 24, 2023. A final prospectus supplement dated October 23, 2025 relating to and describing the terms of the Offering was filed with the U.S. Securities and Exchange Commission on October 24, 2025. The Offering is expected to close subject to satisfaction of standard closing conditions on October 27, 2025.

In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the underwriters may be required to make because of such liabilities.

Copies of the Underwriting Agreement and the form of Pre-Funded Warrant are filed as Exhibit 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to such exhibits.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the issuance and sale of the shares of common stock and the Pre-Funded Warrants in the Offering is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
EXHIBIT INDEX
Exhibit No.	Description
1.1	Underwriting Agreement, dated as of October 23, 2025, by and among X4 Pharmaceuticals, Inc., Leerink Partners LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC.
4.1	Form of Pre-Funded Warrant.
5.1	Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.
Date: October 24, 2025	By:	/s/ David H. Kirske
	Name:	David H. Kirske
	Title:	Chief Financial Officer